Company Contact:	The Investor Relations Company
Paul A. Brown, M.D., Chairman of the Board	Karl Plath or Brien Gately
(561) 478-8770 Ext. 123	(847) 564-5610

HearUSA Exchanges 1998 Convertible Stock

WEST PALM BEACH, Fla., August 27, 2003—HearUSA, Inc. (AMEX: EAR) announced today that it has exchanged all 4,563 outstanding shares of its 1998 Convertible Preferred Stock for 4,563 shares of a newly designated convertible preferred stock, which will mature and be redeemable by the Company on December 18, 2006. The existing 1998 Convertible Preferred Stock was scheduled to convert by its terms into HearUSA common stock on August 27, 2003. The Company has the right to redeem the newly designated preferred stock at its stated value plus accrued but unpaid premiums for sixteen months and thereafter until the maturity date at 108% of its stated value plus accrued but unpaid premiums.

As part of the transaction, HearUSA has agreed that accrued but unpaid premiums on the 1998 Convertible Preferred Stock and the newly designated preferred stock will be paid in cash each month beginning in November of 2003 and continuing until December of 2006. The holders have agreed that they will not convert the newly designated preferred stock into HearUSA common stock prior to November 1, 2005, except in the event of a default in payment of premiums or unless on or after December 10, 2004 the price of the common stock reaches a trading price at or above $3.00 per share and the holders sell at or above $3.00 per share. If converted during the period from December 10, 2004 until November 1, 2005 based on the trading price reaching $3.00 per share, the holders can convert only a number of shares of the newly designated preferred stock that would yield upon conversion no more than 744,911 shares of HearUSA common stock.

Kennebec Resources, Inc., Pleasantville, New York acted as an advisor to HearUSA for this transaction.

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. More than 157 centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Wisconsin,

Minnesota, Missouri and Washington and the province of Ontario Canada. For additional information, click on “investor information” at our website www.hearusa.com.

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